Exhibit 10.53

FOCUS ENHANCEMENTS, INC.
EXECUTIVE
RESTRICTED STOCK
AGREEMENT

We are pleased to notify you that FOCUS ENHANCEMENTS, INC., a Delaware corporation (the “Company”) hereby grants to you a restricted stock award (“Award”) under the Focus Enhancements, Inc. Amended and Restated 2000 Stock Incentive Plan (the “Plan”) to receive the shares of the Common Stock of the Company (the “Award Shares”) as described in your Notice of Award of Restricted Stock and this Restricted Stock Agreement.

EXCEPT AS EXPRESSLY SET FORTH IN THIS RESTRICTED STOCK AGREEMENT, THE AWARD IS SUBJECT TO AND MAY BE EXECUTED ONLY IN ACCORDANCE WITH THE PLAN.  ONLY CERTAIN PROVISIONS OF THE PLAN ARE SUMMARIZED IN THIS RESTRICTED STOCK AGREEMENT.  THE TERMS OF THE PLAN ARE INCORPORATED HEREIN BY REFERENCE.  IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS IN THIS RESTRICTED STOCK AGREEMENT AND THE PLAN, THE PROVISIONS IN THE PLAN SHALL GOVERN.  A COPY OF THE PLAN IS ATTACHED AND IS AVAILABLE FOR YOUR INFORMATION FROM THE COMPANY.

1.             Grant of Award.  Subject to the terms of this Restricted Stock Agreement and the Plan, the Company hereby grants to you the Award for that number of shares of restricted stock set forth in the Notice of Award of Restricted Stock.

2.             Nontransferability of Award and Shares.  The Award shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession.  The designation of a beneficiary does not constitute a transfer.  You shall not sell, transfer, assign, pledge or otherwise encumber the shares subject to the Award until all vesting requirements have been met.

3.             Shareholder Rights.  Except as provided in Section 2, you shall have all of the rights of a stockholder of the Company, including the right to vote the shares and receive dividends and other distributions provided that distributions in the form of stock shall be subject to the same restrictions as the underlying restricted stock.

4.             Vesting and Earning of Award.

(a)                                  If you continue to serve the Company as an employee, officer, or director (such service is described herein as maintaining or being involved in a “Service Relationship” with the Company), then the Award shall vest in accordance with the Notice of Award of Restricted Stock.

The foregoing notwithstanding, this Award shall become immediately vested with respect to all the Award Shares hereunder if while you continue to maintain a Service Relationship with the Company a change of control as defined herein occurs.  For purposes of this Restricted Stock Agreement a “change in control” shall mean: (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this definition) whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other entity, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(b)                                 The Committee has sole authority to determine whether and to what degree the Award has vested and been earned and is payable and to interpret the terms and conditions of this Restricted Stock Agreement and the Plan.

5.             Termination of Employment.  In the event that your Service Relationship with the Company is terminated for any reason, other than death or disability as set forth in Section 6, and you have not yet earned all or part of the Award pursuant to Section 4, then the Award, to the extent not earned as of your termination date, shall be forfeited immediately upon such termination, and you shall have no further rights with respect to the Award or the Award Shares underlying that portion of the Award that have not yet been earned and vested.  You expressly acknowledge and agree that the termination of your Service Relationship with the Company shall result in forfeiture of the Award and the Award Shares to the extent the Award has not been earned and vested as of the date of his termination of service or employment.

6.             Death or Permanent Disability.  In the event of a participant’s retirement, death or disability prior to the end of the Restriction Period for a participant who has satisfied the one year employment requirement of Section 10(b)(2) of the Plan with respect to an award prior to retirement, death or disability, or as otherwise determined by the Committee, the participant, or the participant’s estate, shall be entitled to receive that proportion (to the nearest whole share) of the number of shares subject to the award granted as the number of months of the Restriction Period which have elapsed since the award date to the date at which the participant’s retirement, death or disability occurs, bears to the total number of months in the Restriction Period.  The participant’s right to receive any remaining shares shall be canceled and forfeited and the shares will be deemed to be reacquired by the Company.

7.             Settlement of Award.  The Company shall not be obligated to deliver any shares hereunder for such period as may be required by it in order to comply with applicable federal or state statutes, laws and regulations.

8.             No Acquired Rights.  You agree and acknowledge that:

(a)                                  the Plan is discretionary in nature and that the Company can amend, cancel, or terminate it at any time;

(b)                                 the grant of this Award under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any Awards or benefits in lieu of any Awards, even if Awards have been granted repeatedly in the past and regardless of any reasonable notice period mandated under local law;

(c)                                  the value of this Award is an extraordinary item of compensation which is outside the scope of your employment contract, if any;

(d)                                 this Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, retirement benefits, or similar payments;

(e)                                  this Award shall expire upon termination of your Service Relationship with the Company for any reason except as may otherwise be explicitly provided in the Plan and this Restricted Stock Agreement;

(f)                                    the future value of the shares awarded under the Plan is unknown and cannot be predicted with certainty;

(g)                                 no claim or entitlement to compensation or damages arises from the termination of this Award or diminution in value of this Award or Award Shares purchased under the Plan and you irrevocably release the Company from any such claim; and

(h)                                 your participation in the Plan shall not create a right to further employment with the Company and shall not interfere with the ability of the Company to terminate your employment relationship at any time, with or without cause.

9.             Tax Withholding.  At the election of the restricted stockholder, the withholding obligation may be satisfied: (a) through payment in United States dollars in cash or check, (b) through the restricted stockholder’s surrender of shares of Common Stock that the restricted stockholder had owned for more than six (6) months prior to the date of such transfer, (c)

through the Company’s retention of shares of Common Stock which would otherwise be issued as a result of the exercise of the option or the award of the restricted stock.

10.           Fractional Award Shares.  In the event that the Award is settled in shares as set forth in Section 7 and in the event that you are vested in a fractional portion of an Award Share (a “Fractional Portion”), such Fractional Portion shall not be converted into a share or issued to you.  Instead, the Fractional Portion shall remain unconverted until the final vesting date for the Award Shares; provided, however, if a subsequent Fractional Portion is received by you prior to the final vesting date for the Award Shares, it may be added to an existing Fractional Portion accrued by you under this Award such that the resulting sum would be equal to or greater than a whole Share, then such Fractional Portions shall be converted into one share; provided, further, that following such conversion, any remaining Fractional Portion shall remain unconverted.  Upon the final vesting date, the value of any remaining Fractional Portion(s) shall be paid in cash to you at the same time as the conversion of the remaining Award Shares.

11.           Certificates. As soon as practicable after the Notice of Award of Restricted Stock, the Company shall issue stock certificates or request its transfer agent to hold the shares in restricted book entry format with respect to the Award Shares which will be registered in your name, and shall bear whatever legend or restriction the Committee shall determine. Such Award Shares shall be held by the Company or its transfer agent pending vesting. To the extent the Award Shares become vested, the Company shall promptly provide you (or in the case of your death, your designated beneficiary) the certificates for the appropriate number of shares of Common Stock.

12.           Administration.  The authority to construe and interpret this Restricted Stock Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Committee (as such term is defined in the Plan), and the Committee shall have all powers with respect to this Restricted Stock Agreement as are provided in the Plan.  Any interpretation of the Restricted Stock Agreement by the Committee and any decision made by it with respect to the Restricted Stock Agreement is final and binding.

13.           Adjustments Upon Changes in Capitalization.  In the event of any change in the outstanding Common Stock of the Company by reason of stock dividends, recapitalization, mergers, consolidations, split-up, combinations or exchanges of shares and the like, the aggregate number or class of shares subject to this Award immediately prior to such event shall be appropriately adjusted by the Board of Directors in accordance with the terms of the Plan, and such adjustment shall be conclusive.

14.           Superseding Agreement; Binding Effect.  This Restricted Stock Agreement supersedes any statements, representations or agreements of the Company with respect to the grant of the Award or any related rights, and you hereby waive any rights or claims related to any such statements, representations or agreements.  This Restricted Stock Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns.

15.           Governing Law.  Except as otherwise provided in the Plan or herein, this Restricted Stock Agreement shall be construed and enforced according to the laws of the State of Delaware, without regard to the conflict of laws provisions of any state.

16.           Amendment and Termination; Waiver.  Subject to the terms of the Plan, this Restricted Stock Agreement may be modified or amended only by the written agreement of the parties hereto.  The waiver by the Company of a breach of any provision of the Restricted Stock Agreement by you shall not operate or be construed as a waiver of any subsequent breach by you.

17.           Notices.  Except as may be otherwise provided by the Plan, any written notices provided for in this Restricted Stock Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail.  Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt.  Notice may also be provided by electronic submission, if and to the extent permitted by the Committee.  Notices shall be directed, if to you, at your address indicated by the Company’s records, or if to the Company, at the Company’s principal office, attention Secretary.

18.           Severability.  The provisions of this Restricted Stock Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19.           Counterparts; Further Instruments. This Restricted Stock Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Restricted Stock Agreement.

In signing below, you hereby agree to the terms of this Restricted Stock Agreement and the Plan and acknowledge receipt of a copy of the Plan.

EMPLOYEE:

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